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                                                                    EXHIBIT 99.1


                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                        4TH QUARTER AND YEAR END RESULTS
                        --------------------------------

         Clifton, New Jersey - May 9, 2007 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three months and year ended March 31, 2007. Net income was $456,000 for the three months ended March 31, 2007, a decrease of $426,000, or 48.3%, as compared to $882,000 for the three months ended March 31, 2006. Net income decreased for the period primarily as a result of a decrease in the Company's net interest margin and spread. Net income was $2.47 million for the year ended March 31, 2007, a decrease of $1.20 million, or 32.7%, as compared to $3.67 million for the year ended March 31, 2006. Net income decreased primarily due to the continuing effects of the flat yield curve on the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.02 for the three months ended March 31, 2007, as compared to $0.03 for the three months ended March 31, 2006, and $0.09 for the year ended March 31, 2007, as compared to $0.13 for the year ended March 31, 2006. Cash dividends paid per common share were $0.05 during both the three months ended March 31, 2007 and 2006, and $0.20 during both the years ended March 31, 2007 and 2006.

         Net interest income decreased $620,000, or 14.3%, for the three months ended March 31, 2007, to $3.72 million as compared to $4.34 million for three months ended March 31, 2006, reflecting a 22 basis point decrease in the net interest margin coupled with a decrease of $18.1 million in average net interest-earning assets. Average interest-earning assets decreased $36.2 million, or 4.4%, which consisted of decreases of $38.3 million in mortgage-backed securities and $34.6 million in investment securities, partially offset by increases of

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$20.1 million in loans, and $16.6 million in other interest-earning assets.
Loans and other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Average interest-bearing liabilities decreased $18.2 million, or 2.9%, which consisted of a decrease of $5.4 million in interest-bearing deposits coupled with a decrease of $12.8 million in borrowings. Net interest margin decreased to 1.91% for the quarter ended March 31, 2007, from 2.13% for the quarter ended March 31, 2006. The net interest rate spread decreased 34 basis points to 1.11%, as the 40 basis point increase to 4.84% in the average yield earned on interest-earning assets was not sufficient to offset the 74 basis point increase to 3.73% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the quarter ended March 31, 2007.


         Net interest income decreased $1.9 million, or 10.7%, for the year ended March 31, 2007, to $15.9 million as compared to $17.8 million for year ended March 31, 2006, reflecting a decrease of $10.8 million in average net interest-earning assets coupled with a 15 basis point decrease in the net interest margin. Average interest-earning assets decreased $29.1 million, or 3.5%, which consisted of decreases of $51.8 million in mortgage-backed securities and $16.7 million in investment securities, partially offset by increases of $32.0 million in loans and $7.4 million in other interest-earning assets. Loans and other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Average interest-bearing liabilities decreased $18.3 million, or 2.9%, which consisted of decreases of $2.2 million in interest-bearing deposits and $16.1 million in borrowed funds. Net interest margin decreased to 2.01% for the year ended March 31, 2007, from 2.16% for the year ended

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March 31, 2007. The net interest rate spread decreased 29 basis points to 1.23%, as the 44 basis point increase to 4.73% in the average yield earned on interest-earning assets was not sufficient to offset the 73 basis point increase to 3.50% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the year ended March 31, 2007.

         The provision for loan losses recorded during the three months ended March 31, 2007 increased to $10,000 from $0 for the same period in 2006, while the provision recorded during the year ended March 31, 2007 decreased $70,000, or 43.8%, to $90,000 from $160,000 for the same period in 2006. The larger provision in the prior year was the result of a larger increase in the loan portfolio during that period. The gross loan portfolio increased $13.7 million, or 3.4 %, from $405.4 million at March 31, 2006 to $419.1 million at March 31, 2007. The previous year's increase in the gross loan portfolio was $50.8 million, or 14.3%. The majority of the increase for the year ended March 31, 2007 was in one-to-four-family residential real estate loans, which increased $10.2 million, or 2.7%, and second mortgage loans, which increased $4.5 million, or 58.8%, for the period. Non-performing loans increased from $10,000 at March 31, 2006 to $258,000 at March 31, 2007. At the end of March 31, 2007,
non-performing loans consisted of two loans, a one- to four-family residential real estate loan, and a commercial property, while non-performing loans consisted of two one- to four-family residential real estate loans at March 31, 2006. The percentage of non-performing loans to total loans has been consistently low, remaining at or under 0.06% to total gross loans at both period ends.

         Non-interest expense increased $270,000 or 9.0%, to $3.27 million for the three months ended March 31, 2007 as compared to $3.0 million for the three months ended March

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31, 2006. Non-interest expense increased over the period primarily as a result of a $155,000, or 9.3%, increase in salaries and employee benefits, a $234,000, or 102.2%, increase in directors' compensation, partially offset by a decrease $87,000, or 18.4%, in miscellaneous expenses. The increases in salaries and employee benefits and directors' compensation were mostly due to the expensing of stock options granted in December 2005. The expense of these options for the three months ended March 31, 2007 totaled $133,000 for employees, and $81,000 for outside directors. Options were not required to be expensed in the same period for 2006. Additionally, director's compensation increased by approximately $168,000 during the three months ended March 31, 2007, due to the immediate vesting of previously granted restricted stock awards to one director, following his resignation due to health problems. The decrease in miscellaneous expenses was mainly attributable to a decrease in audit and accounting fees, printing, and previously expensed costs relating to potential branch sites.

         Non-interest expense increased $290,000 or 2.40%, to $12.38 million for the year ended March 31, 2007 as compared to $12.09 million for the year ended March 31, 2006. The most significant changes in non-interest expenses over the period were a $428,000, or 6.4%, increase in salaries and employee benefits, and a $329,000, or 32.2%, increase in directors' compensation, partially offset by decreases of $43,000 or 4.4% in equipment expense, $50,000 or 14.9% in advertising expense, and $345,000, or 19.2% decrease in miscellaneous expenses. The increases in salaries and employee benefits and directors' compensation were largely due to the expensing of stock options granted in December 2005. The expense of these options for the year ended March 31, 2007 totaled $530,000 for employees, and $254,000 for outside directors. Options were not required to be expensed in the same period for 2006. The decreases in equipment expense were the result of slight

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decreases in various repair and maintenance accounts, while advertising decreased mainly due to prior year's promotional expenses related to new deposit products. The decrease in miscellaneous expenses was mainly attributable to the prior period expensing of previously capitalized costs relating to potential branch sites.

         The Company's total assets decreased $29.9 million, or 3.6%, to $805.0 million as of March 31, 2007, from $834.9 million as of March 31, 2006. Net loans increased $14.9 million, or 3.7%, to $418.6 million at March 31, 2007 from $403.7 million at March 31, 2006, primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $82.0 million, or 21.1%, to $305.9 million at March 31, 2007, from $387.9 million at March 31, 2006, as funds received from repayments were redeployed into higher yielding cash equivalents and loans. Cash and cash equivalents increased by $18.5 million, or 81.9%, to $41.1 million at March 31, 2007, as compared to $22.6 million at March 31, 2006, as repayments of securities were redeployed into higher yielding cash equivalents.

         Total liabilities decreased $16.7 million, or 2.6%, to $620.4 million at March 31, 2007 from $637.1 million at March 31, 2006. Deposits decreased $4.5 million, or 0.8%, from $572.0 million as of March 31, 2006 to $567.5 million at March 31, 2007, coupled with a decrease of $12.6 million, or 21.8% in borrowed funds, which had a balance of $45.3 million at March 31, 2007 as compared to $57.9 million at March 31, 2006. There were no short-term borrowed funds outstanding at March 31, 2007, as $13.0 million in these borrowed funds were originated and repaid during the period, while $12.6 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $13.1 million, or 6.6%, to $184.6 million at March 31, 2007 from $197.7 million at March 31, 2006. The decrease resulted primarily

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from the repurchase of approximately 1.5 million shares of Company common stock for $16.89 million and cash dividends paid of $2.38 million, partially offset by net income of $2.47 million, a net decrease in unrealized losses of $849,000 on the available for sale securities portfolios, ESOP shares committed to be released of $830,000, and $2.25 million for stock options and awards earned under the 2005 Equity Incentive Plan and related tax benefits.

         John A. Celentano, Jr., Chairman and Chief Executive Officer, stated, "The adverse effect of the interest rate environment has affected our bank as well as the entire financial industry. However, we have been able to increase our loans in the year ending March 31, 2007 by 3.7% despite the slowdown in real estate activity and the surplus of homes on the market locally and nationally. We are very pleased to report that our conservative loan portfolio is unaffected by recent sub-prime mortgage difficulties since we never entered that market. We are also pleased to report that we have secured all approvals necessary and plan to commence construction shortly on a branch in nearby Essex County."

         The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they

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should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                    At March 31,
                                        ------------------------------------------------------------
                                            2007                  2006                    % Change
                                        ----------              ----------              ------------
                                                (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                              $805,042               $834,880                 -3.57%
Loans receivable, net                      418,616                403,682                  3.70%
Cash and cash equivalents                   41,105                 22,623                 81.70%
Securities                                 305,860                387,850                -21.14%
Deposits                                   567,459                571,962                 -0.79%
Borrowings                                  45,346                 57,874                -21.65%
Total equity                               184,598                197,748                 -6.65%

                                                 Year Ended March 31,
                                        ------------------------------------------------------------
                                            2007                  2006                    % Change
                                        ----------              ----------              ------------
                                                (Dollars in thousands)
OPERATING DATA:
Interest income                           $ 37,520                $35,352                  6.13%
Interest expense                            21,600                 17,572                 22.92%
                                        ----------              ---------
Net interest income                         15,920                 17,780                -10.46%
Provision for loan losses                       90                    160                -43.75%
                                        ----------              ---------
Net interest income after
   provision for loan losses                15,830                 17,620                -10.16%
Noninterest income                             373                    265                 40.75%
Noninterest expense                         12,380                 12,094                  2.36%
                                        ----------              ---------
Earnings before income taxes                 3,823                  5,791                -33.98%
Total income taxes                           1,351                  2,124                -36.39%
                                        ----------              ---------
Net earnings                              $  2,472                $ 3,667                -32.59%
                                        ==========              =========

                                                   Three Months
                                                  Ended March 31,
                                        ------------------------------------------------------------
                                            2007                  2006                    % Change
                                        ----------              ----------              ------------
                                                (Dollars in thousands)
OPERATING DATA:
Interest income                           $  9,414                $ 9,036                  4.18%
Interest expense                             5,696                  4,699                 21.22%
                                        ----------              ---------
Net interest income                          3,718                  4,337                -14.27%
Provision for loan losses                       10                      0                100.00%
                                        ----------              ---------
Net interest income after
   provision for loan losses                 3,708                  4,337                -14.50%
Noninterest income                             186                     65                186.15%
Noninterest expense                          3,273                  3,002                  9.03%
                                        ----------              ---------
Earnings before income taxes                   621                  1,400                -55.64%
Total income taxes                             165                    518                -68.15%
                                        ----------              ---------
Net earnings                              $    456                $   882                -48.30%
                                        ==========              =========

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

                                                                                                   At or For the Three
                                                        At or For the Year Ended                       Months Ended
                                                              March 31,                                  March 31,
                                                    ----------------------------                 --------------------------
                                                      2007                  2006                 2007                  2006
                                                      ----                  ----                 ----                  ----
Performance Ratios (1):
Return on average assets                              0.30%                 0.43%                0.23%                 0.42%
Return on average equity                              1.29%                 1.83%                0.97%                 1.78%
Interest rate spread (2)                              1.23%                 1.52%                1.11%                 1.45%
Net interest margin (3)                               2.01%                 2.16%                1.91%                 2.13%
Noninterest expense to average assets                 1.51%                 1.43%                1.62%                 1.44%
Efficiency ratio (4)                                 75.98%                67.02%               83.84%                68.20%
Average interest-earning assets to
   average interest-bearing liabilities               1.29x                 1.30 x               1.27x                 1.30 x
Average equity to average assets                     23.49%                23.76%               23.23%                23.76%
Basic and diluted earnings per share                 $0.09                 $0.13                $0.02                 $0.03
Cash dividends paid per common share                 $0.20                 $0.20                $0.05                 $0.05
Dividend payout ratio                                96.48%                67.96%              125.22%                71.43%


Capital Ratios:
Tangible capital                                     18.27%                17.28%               18.27%                17.28%
Core capital                                         18.27%                17.34%               18.27%                17.34%
Risk-based capital                                   46.70%                47.02%               46.70%                47.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                  0.32%                 0.31%                0.32%                 0.31%
Allowance for loan losses as a percent of
   nonperforming loans                              523.26%             12600.00%              523.26%             12600.00%
Net charge-offs to average outstanding
   loans during the period                            0.00%                 0.00%                0.00%                 0.00%
Nonperforming loans as a percent of
   total loans                                        0.06%                 0.00%                0.06%                 0.00%
Nonperforming assets as a percent of
   total assets                                       0.03%                 0.00%                0.03%                 0.00%

Other Data:
Number of:
   Real estate loans outstanding                     2,284                 2,266                2,284                 2,266
   Deposit accounts                                 34,410                35,658               34,410                35,658
   Full service customer service facilities             10                    10                   10                    10

--------------------------------------------
(1) Performance ratios for the three month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.